Third Point Re Announces Strategic Hires to Grow SiriusPoint Platform

Hamilton, BERMUDA. February 8, 2021: Third Point Reinsurance Ltd. (NYSE: TPRE) (“Third Point Re” or the “Company”), a specialty reinsurer, announced today that it has made three senior hires to strengthen its existing leadership team, ahead of the company’s anticipated merger transaction with Sirius International Insurance Group Ltd. ("Sirius" or "Sirius Group") to form SiriusPoint Ltd. ("SiriusPoint").
Tim Mardon will join the senior underwriting team at SiriusPoint as Global Head of Property Reinsurance. He will be based in Bermuda, subject to Bermuda Immigration approval. Mr. Mardon brings more than 22 years of experience in the reinsurance industry. He joins from Chubb Tempest Re Bermuda, where he was Division President, responsible for all operating aspects of the company’s Bermuda-based Property and Casualty reinsurance business. Mr. Mardon is expected to join the Company in the second quarter of 2021.
Prashanth Gangu joins the SiriusPoint executive team as Chief Operating Officer (COO) and President of Insurance and Services at the beginning of March. He will be based in New York. As COO, Mr. Gangu will oversee SiriusPoint’s operating platform with an emphasis on upgrading technology and operational capabilities. Responsible for enterprise strategy and capital allocation, he will direct corporate development and lead the evaluation of strategic investment and partnership opportunities. Mr. Gangu will also serve as President of the Insurance and Services division, responsible for managing and growing a technology-enabled insurance business.
Included in the Insurance and Services division will be:
–Global Accident and Health (A&H) business
–SiriusPoint’s Lloyd’s platform
–Managing General Underwriters (MGUs), International Medical Group (IMG) and ArmadaCare
–Managing General Agents (MGAs) including Arcadian Risk Capital
–SiriusPoint’s insurtech portfolio, including investments in Rhino, Pie Insurance and Noblr
Mr. Gangu joins from Oliver Wyman, where he is a Partner and Head of Americas Property and Casualty Insurance. Mr. Gangu has almost 20 years of experience in the insurance industry, across strategy, mergers and acquisitions (M&A), distribution, product, underwriting, risk, operations and technology.
Rachael Dugan joins Third Point Re in New York as General Counsel on 22 February, 2021 and will serve in the same role on the executive team at SiriusPoint following the expected closure of the merger. With a diverse legal background and a focus on M&A, Ms. Dugan joins Third Point Re from private investment firm Reverence Capital, where she has been General Counsel and Chief Compliance Officer since 2019. Previously, she spent more than five years at Marsh & McLennan Companies (MMC), as Chief Strategy and M&A Counsel. Ms. Dugan began her career at Sullivan & Cromwell in New York.
Sid Sankaran, Chairman of Third Point Re, said: “I am delighted that Prashanth, Rachael and Tim will be joining the SiriusPoint leadership team at this exciting time.

“With the exceptional talent, global footprint and robust balance sheet of the combined company, we will have a strong base for building an innovative, disciplined and sustainable business. We are aiming to enhance our existing relationships and improve the economics of our key lines of business, while looking at ways that we can grow intelligently and leverage technology to improve how we manage risk, use data and develop new strategic opportunities.”
Mr. Sankaran will become Chairman and Chief Executive Officer of SiriusPoint upon completion of the merger of Third Point Re and Sirius Group, which is expected to occur on or around February 26, 2021, subject to the satisfaction of all closing conditions. SiriusPoint will be a global diversified company, providing insurance and reinsurance solutions across Accident and Health, Property, Liability and Specialty Lines to clients and brokers located in almost 150 countries.
About Third Point Re
Third Point Reinsurance Ltd. (Third Point Re) is a Bermuda-headquartered holding Company listed on the New York Stock Exchange (TPRE). The Company underwrites Specialty, Property and Casualty business through its wholly-owned subsidiaries, Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., which both have ‘A-’ (Excellent) financial strength ratings from AM Best. With offices in Bermuda, New Jersey and London, the Third Point Re companies specialize in finding innovative solutions for niche and complex risks. You can learn more by visiting: www.thirdpointre.com.

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